FULTON FINANCIAL CORPORATION
DEFERRED COMPENSATION PLAN
(As Amended and Restated Effective December 1, 2015)

FULTON FINANCIAL CORPORATION
DEFERRED COMPENSATION PLAN
(As Amended and Restated Effective December 1, 2015)
THIS AMENDED AND RESTATED DEFERRED COMPENSATION PLAN (“Plan”) is adopted this 11th day of December, 2015, by FULTON FINANCIAL CORPORATION, on behalf of itself and its subsidiaries, as identified herein (individually and collectively, the "Employer");
W I T N E S S E T H:
WHEREAS, the Employer believes that a greater interest in and loyalty to it would result from, and the post-service security of its directors and certain of its employees would be furthered by, providing an income after retirement for such individuals; and
WHEREAS, in furtherance of said belief the Employer established the Plan, effective January 1, 1996, and previously amended and restated it in its entirety effective generally January 1, 2005, to comply with changes in Federal income tax law applicable to nonqualified deferred compensation plans, and to provide a level of investment flexibility to Plan Participants; and
WHEREAS, to provide certain employees who participate in the Fulton Financial Corporation 401(k) Retirement Plan (the “Fulton 401(k) Plan”), under which the Employer makes a fully vested matching contribution on up to 5% of the employee’s annual compensation that is not in excess of the maximum compensation that can be taken into account under the Fulton 401(k) Plan, with an opportunity to receive such matching contribution based on any such excess compensation, the Employer amended and restated the Plan in its entirety, effective generally January 1, 2008; and
WHEREAS, the Employer, desiring to incorporate certain modifications to the Plan for purposes of updating and clarifying various Plan provisions amended and restated the Plan in its entirety, effective July 1, 2015; and
WHEREAS, the Employer, desiring to make certain changes to the Plan, intends hereby to amend and restate the Plan in its entirety, generally December 1, 2015; and
WHEREAS, the Retirement Plans Administrative Committee of Fulton Financial Corporation has adopted resolutions approving the amendment and restatement of the Plan, on behalf of Fulton Financial Corporation and its subsidiaries and authorizing officers of Fulton Financial Corporation to execute this Plan document.
NOW, THEREFORE, effective December 1, 2015, except where otherwise indicated, the Employer hereby adopts this amended and restated Deferred Compensation Plan as hereinafter provided.

ARTICLE I. - DEFINITIONS
Section 1.01: Account. The bookkeeping account consisting of the amounts credited to a Participant's Compensation Deferral Subaccount and Matching Contribution Subaccount.
Section 1.02: Administrator. Fulton Financial Corporation. Fulton Financial Corporation may delegate responsibility for the administration of the Plan to such person(s), committee(s) or organization(s) as Fulton Financial Corporation's board of directors may direct.
Section 1.03: Beneficiary. Any person or persons designated by a Participant on a beneficiary designation form or, if there should be no such designation or if the designated person(s) should predecease the Participant, the spouse, children, parents, brothers and sisters, and estate of the Participant, in the order listed.
Section 1.04: Code. The Internal Revenue Code of 1986, as amended.
Section 1.05: Compensation. In the case of a Participant who is a member of the Employer's board of directors or advisory boards, the total fees paid by the Employer to the Participant for a year for serving on the board of directors. In the case of a Participant who is employed by the Employer, Compensation for a year shall mean the Participant’s “Compensation,” as defined in the Fulton 401(k) Plan, but including any amounts contributed by the Participant to an Account under this Plan, and disregarding any limitation under Code section 401(a)(17).
Section 1.06: Compensation Deferral Subaccount. The individual subaccount maintained for each Participant to which is credited a Participant's Compensation Deferrals under Section 3.01 hereof. The Compensation Deferral Subaccount shall consist of two separate sub-subaccounts: the Compensation Deferral Subaccount A, which shall be credited with a Participant’s Compensation Deferrals under Section 3.01 hereof related to Compensation earned prior to January 1, 2005, along with earnings attributable thereto; and the Compensation Deferral Subaccount B, which shall be credited with a Participant’s Compensation Deferrals under Section 3.01 hereof related to Compensation earned on and after January 1, 2005 along with earnings attributable thereto.
Section 1.07: Employee. Any person: (i) who is a member of the Employer's board of directors, (ii) who is employed by the Employer in a position in senior management, (iii) who is employed by the Employer in a position as a Senior Vice President or higher with annual base pay in excess of $100,000, or (iv) who is a member of any Employer advisory board. No person in the service of the Employer who is not a member of the Employer's board of directors, an advisory board, or a member of a select group of management or highly compensated employees as such group is described in section 201(2) of ERISA shall be eligible to participate hereunder.
Section 1.08: Employer. Fulton Financial Corporation; The Columbia Bank; Fulton Bank of New Jersey; SNB Services, LLC; Swineford National Bank; FFC Management, Inc.; Fulton Insurance Services Group, Inc.; CW & Company of Virginia; Fulton Bank, N.A.; Lafayette Ambassador Bank; LAB Services, LLC; FFA Services, LLC; FNB Bank, N.A.; FNB Services, LLC; and Fulton Services, LLC, and any successor thereto which assumes the obligations hereunder; and any other entity which adopts this Plan with the consent of Fulton Financial Corporation. While these entities are collectively referred to as the "Employer," each such entity shall, for all purposes hereof, be deemed an "Employer" only with respect to its own Employees.

Section 1.09: Matching Contribution Subaccount. The individual subaccount maintained for each Participant to which is credited a Participant's Matching Contributions under Section 3.01 hereof.
Section 1.10: Participant. An Employee who becomes a Participant as provided in Article II.
Section 1.11: Plan. The nonqualified, unfunded, deferred compensation plan set forth in this document and any amendments thereto. This Plan is intended to be treated as an unfunded deferred compensation plan under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and as a nonqualified deferred compensation plan under section 409A of the Code.
Section 1.12: Plan Year. The twelve consecutive month period beginning on January 1 of each calendar year.
Section 1.13: Separation from Service. A “separation from service" within the meaning of section 409A of the Code.
ARTICLE II. - PARTICIPATION
Section 2.01: Participation. Subject to the Administrator’s discretion in deciding any person’s status as an Employee eligible to participate, an Employee shall become a Participant in the Plan by completing and delivering to the Administrator an election form under which the Employee's Compensation is reduced and the amount of such reduction is credited to the Employee's Account hereunder. The effective date of the Employee's participation hereunder shall be the first day of the Plan Year immediately following the end of the Plan Year in which the completed election form is received by the Administrator pursuant to the procedures described in Section 3.01(a).
Section 2.02: Separation from Service/Transfers.
(a) With respect to any Participant who separates from service with and then recommences service with the Employer, his eligibility to resume making Compensation Deferrals shall be determined under Section 2.01.
(b) Any Participant who ceases to be a member of a select group of management or highly compensated employees, as such group is described in section 201(2) of ERISA, without a separation from service, shall not be permitted to make any further elections to defer Compensation under the Plan. If such person again becomes a member of a select group of management or highly compensated employees, his eligibility to resume making Compensation Deferrals shall be determined under Section 2.01.
(c) Any Participant who transfers to and becomes employed by a different Employer or any other member of the controlled group (as determined under sections 414(b) and (c) of the Code) of the Employer shall not have his deferral elections impacted as a result of such transfer. Each Employer who employs such Participant shall be deemed the Participant's "Employer" only for the period during which the Employer employed the Participant.
ARTICLE III. - CONTRIBUTIONS/ACCOUNTS
Section 3.01: Participant Compensation Deferrals and Matching Contributions.
(a) In accordance with rules established by the Administrator, a Participant may elect to defer all or a portion of his Compensation which is due to be earned and which would otherwise be paid to the

Participant. Amounts so deferred will be considered a Participant's "Compensation Deferrals." A Participant shall make or change such an election with respect to amounts earned during a Plan Year during the period beginning November 1 and ending December 31 of the immediately preceding Plan Year (“Election Period”). The Participant’s election for any Plan Year shall be irrevocable as of the end of the Election Period for such Plan Year; provided, however, that in the event of a distribution upon hardship or unforeseeable emergency pursuant to Section 4.03(a) or (b), the Participant’s election shall be canceled as of the first payroll period following such distribution.
(b) A Compensation Deferral election is made by executing and delivering to the Administrator an election form during the Election Period described in Section 3.01(a). The election is effective only for amounts earned during the Plan Year immediately following the end of the Election Period for such Plan Year. To make Compensation Deferrals for amounts earned during subsequent Plan Years, a Participant must affirmatively elect to make such Compensation Deferrals during the Election Period for each such Plan Year.
(c) There shall be established and maintained for each Participant a Compensation Deferral Subaccount to which shall be credited amounts equal to the Participant's Compensation Deferrals. A Participant shall always be one hundred percent (100%) vested in his Compensation Deferral Subaccount (and the investment gains and losses deemed credited thereto).
(d) Each Participant hereunder who in a Plan Year (i) is a senior executive officer of an Employer, a divisional president or a member of the Fulton Financial Corporation Management Committee; (ii) is also eligible to participate in the Fulton 401(k) Plan, (iii) has Compensation in excess of the maximum amount of annual compensation (Code section 401(a)(17) limit, as indexed) that can be taken into account under the Fulton 401(k) Plan, and (iv) makes Compensation Deferrals under this Plan for such Plan Year out of his Compensation that is in excess of the maximum amount of annual compensation that can be taken into account under the Fulton 401(k) Plan, shall be eligible hereunder for a Matching Contribution on such Compensation Deferrals at the same matching rate that is in effect that Plan Year under the Fulton 401(k) Plan. An eligible Participant’s Matching Contributions hereunder shall be determined as soon as practicable after the end of such Plan Year and promptly credited to the Participant’s Matching Contribution Subaccount. A Participant shall always be one hundred percent (100%) vested in the Participant’s Matching Contribution Subaccount (and the investment gains and losses deemed credited thereto).
Section 3.02: Account Earnings. Amounts credited to a Participant’s Account shall be deemed invested until the date distributed to the Participant, in accordance with the Participant’s direction, between and among one or more investment alternatives selected from time to time by the Administrator and made available under the Plan. In the absence of Participant directions, a Participant’s Account shall be deemed invested in the available investment alternative that is designated by the Administrator from time to time as the default investment fund. Rules and procedures governing the frequency and manner of Participant investment directions shall be established by the Administrator and communicated to Participants.
Section 3.03: Accounts. The amounts credited to the Accounts maintained hereunder for the Participants shall be held under the terms of the Fulton Financial Corporation Nonqualified Deferred Compensation Benefits Trust (hereinafter, the “Trust”), shall be segregated from the operating assets of the Employer, and shall be actually invested within the Trust between and among the available Trust investment alternatives in accordance with Participant directions. The Trust shall be a grantor trust for income tax purposes, and all Trust assets shall be available to satisfy claims of Employer creditors in the event of an Employer insolvency.

ARTICLE IV. - BENEFITS
Section 4.01: Payment of Benefits. A Participant's benefit shall become payable when the Participant attains age 62 or, if later, upon the Participant's Separation from Service. The Participant (or his Beneficiary) shall be entitled to a benefit equal to the amount then credited to the Participant's Account (less any amounts required to be withheld for tax purposes). Said benefit shall be distributed in accordance with this Article.
Section 4.02: Method of Payment.
(a) For Compensation Deferral Subaccount A. No later than 12 months prior to the date a Participant's benefit becomes payable, the Participant may select from the following forms the manner in which the amounts credited to his Compensation Deferral Subaccount A shall be distributed.

(1) Single, lump sum payment; or
(2) Substantially equal monthly or annual installments over a period of not more than twenty (20) years.
A Participant shall select the desired form of distribution by completing and timely filing a payment election form with the Administrator. If a Participant fails to file a payment election form at least 12 months prior to the date the benefit becomes payable, then the Employer shall pay the benefit in substantially equal monthly installments over a period of five (5) years. A Participant may change his payment election at any time prior to commencement of the 12-month period ending on the date the benefit becomes payable. The payment election in effect on the date such 12-month period commences shall become irrevocable on such date and shall not be changed thereafter under any circumstances.
(b) For Compensation Deferral Subaccount B and Matching Contribution Subaccount. Concurrent with the time of his initial Compensation Deferral election relating to amounts to be credited to his Compensation Deferral Subaccount B and his Matching Contribution Subaccount pursuant to Section 3.01, if applicable, the Participant shall select from the following forms the manner in which all amounts thereafter credited to his Compensation Deferral Subaccount B and his Matching Contribution Subaccount shall be distributed:

(1) Single, lump sum payment; or
(2) Substantially equal monthly or annual installments over a period of not more than twenty (20) years.
Any subsequent change by the Participant to this selected form of payment shall be subject to the following conditions: the change must be made at least 12 months in advance of the date the initial payment under the prior election is scheduled to be made; the change cannot take effect until at least 12 months after it is made; and the initial payment pursuant to the change shall not be made until a date that is at least five years from the date such payment would otherwise have been made under the initial election. If a Participant fails to elect, by the end of the Election Period described in Section 3.01(a) for the Participant’s initial Compensation Deferral election, the manner in which payment of the Participant’s Compensation Deferral Subaccount B and Matching Contribution Subaccount will be made, then the Employer shall pay the benefit in substantially equal monthly installments over a period of five (5) years; provided, however, that such Participant may change this default form of payment subject to the foregoing rules for making changes in elective forms of payment.
(c) Distribution of a Participant's benefit shall be made or commence on the first payroll payment date in the month following the date the benefit becomes payable pursuant to Section 4.01, or as soon thereafter as administratively practicable, but in no event later than 90 days after the date the benefit becomes payable; provided, however, that if the Participant’s benefit becomes payable due to the

Participant’s Separation from Service, distribution of the Participant’s benefit shall be made or shall commence on the first payroll payment date of the seventh month following the last day of the month in which the benefit becomes payable pursuant to Section 4.01, or as soon thereafter as administratively practicable, but in no event later than 90 days after such payroll payment date. Subsequent installment payments, if applicable, shall be made monthly or annually pursuant to the Participant’s election (or monthly, absent such an election) until the benefit is fully paid, and any installment payments subject to delay under this Section 4.02(c) will result in an extension of the payout period commensurate with such delay rather than be paid at the time benefit payments commence. The six-month delay in making payments triggered by a Participant’s Separation from Service complies with the Fulton Financial Corporation Key Employee Amendment to the 409A Plans.
(d) In the event the Participant dies before the payment of his benefit commences, the Participant's benefit shall be paid to his Beneficiary under the method determined under subsection 4.02(a) and (b). In the event the Participant dies after the payment of his benefit commences but prior to the complete distribution of his benefit, the balance of the Participant's benefit shall be paid to his Beneficiary under the method by which the benefit was being paid to the Participant.
Section 4.03: Hardship Distributions.
(a) At any time prior to the date a Participant's benefit becomes payable under Section 4.01, a Participant who has an immediate and heavy financial need may request to receive all or a portion of that part of his accrued benefit credited to his Compensation Deferral Subaccount A. If the Administrator, in its sole discretion, determines that a distribution would be necessary on account of an immediate and heavy financial need, and is necessary to satisfy such financial need, the Participant shall receive the requested amount, or such lesser amount that the Administrator determines is necessary, from the Participant’s Compensation Deferral Subaccount A in a single, cash payment. All distributions under this Section 4.03(a) are subject to the following rules.
(1) A distribution shall not be deemed on account of an immediate and heavy financial need unless it is made for the purpose of:
(A) defraying medical expenses (as described in Code section 213(d)) incurred by the Participant, the Participant's spouse or any dependents of the Participant; or
(B) preventing the eviction of the Participant from his principal residence or a foreclosure on the mortgage of the Participant's principal residence.
(2) A distribution shall not be deemed necessary to satisfy an immediate and heavy financial need unless the following requirements are satisfied:
(A) the distribution is not in excess of the immediate and heavy financial need of the Participant (including any income taxes reasonably anticipated to result from the distribution); and
(B) the Participant is prohibited from making Compensation Deferrals to the Plan for a period of not less than 12 months following the date of distribution.
(3) A Participant requesting a distribution under this Section 4.03 shall have the burden of presenting to the Administrator evidence of the immediate and heavy financial need, and the Administrator shall not approve such request without first receiving such evidence.

(4) Any amount distributed to a Participant under this Section 4.03 shall reduce the amount of the Participant's benefit that may otherwise become payable under Section 4.01.
(b) At any time prior to the date a Participant’s benefit becomes payable under section 4.01, a Participant who has an Unforeseeable Emergency may request to receive all or a portion of that part of his accrued benefit credited to his Compensation Deferral Subaccount B (but not any related contribution credited to the Matching Contribution Subaccount). If the Administrator determines that a distribution is necessary on account of the Unforeseeable Emergency, the Participant shall receive no more than the amount of his accrued benefit that is necessary to alleviate the Unforeseeable Emergency in a single cash payment. Distributions under this Section 4.03(b) are subject to the following rules.
(1) A distribution shall not be deemed on account of an Unforeseeable Emergency unless the Participant is experiencing a severe financial hardship on account of an injury or illness of himself, a spouse or dependent resulting in medical expenses, a casualty loss of the Participant’s property, an imminent foreclosure on or eviction from the Participant’s primary residence, or unpaid funeral expenses of a spouse or a dependent.
(2) Purchase of a residence and payment of educational expenses shall not be deemed Unforeseeable Emergencies.
(3) A Participant requesting a distribution under this Section 4.03(b) shall have the burden of presenting to the Administrator evidence of the Unforeseeable Emergency, and the Administrator shall not approve such request without first receiving such evidence.
(4) Any amount distributed to a Participant under this Section 4.03(b) shall reduce the amount of the Participant’s benefit that may otherwise become payable under Section 4.01.
(5) Any distribution must be limited to the amount reasonably necessary to satisfy the emergency need (which may include amounts necessary to pay any taxes or penalties reasonably anticipated to result from the distribution).
(6) In determining the amount necessary to satisfy the emergency, the Administrator shall take into account the extent to which the hardship is or may be relieved through reimbursement or compensation by insurance or otherwise; by liquidation of the Participant’s assets, to the extent the liquidation would not cause severe financial hardship; or by cessation of deferrals under the Plan; provided, however, the Administrator shall not take into account for this purpose amounts available to the Participant under any qualified plan or under Section 4.03(a) hereof.
ARTICLE V. - ADMINISTRATION
Section 5.01: Administrative Authority. The Administrator shall have the responsibility for and the control of the operation and administration of the Plan, and shall have the power and authority to take all action and, in its sole discretion, to make all decisions and interpretations which may be necessary or appropriate in order to administer and operate the Plan, including, but not limited to, the power and responsibility to:
(a) Determine and resolve all disputes or questions arising under the Plan, including the power to determine the rights of Employees, Participants and Beneficiaries, and their respective benefits, and to remedy or resolve any ambiguities, inconsistencies or omissions in the Plan;

(b) Adopt such rules of procedure and regulations as may in its opinion be necessary for the proper and efficient administration of the Plan and as are consistent with the Plan, including in particular rules and procedures governing the manner and frequency of Participant investment directions;
(c) Implement the Plan in accordance with its terms and the rules and regulations adopted as above;
(d) Make determinations with respect to the eligibility of any Employee as a Participant and make determinations concerning the crediting and distribution of Plan Accounts;
(e) Prepare and distribute to Participants annual statements of account;
(f) Select, monitor and change the investment alternatives available to Participants under the Plan; and
(g) Appoint any persons or firms, or otherwise act to secure specialized advice or assistance, as it deems necessary or desirable in connection with the administration and operation of the Plan, and the Administrator shall be entitled to rely conclusively upon, and shall be fully protected in any action or omission taken by it in good faith reliance upon, the advice or opinion of such persons or firms.
Section 5.02: Claims Procedure. Any person claiming a benefit under the Plan (a "Claimant") shall present the claim, in writing, to the Administrator, and the Administrator shall respond in writing. If the claim is denied, the written notice of denial shall state, in a manner calculated to be understood by the Claimant:
(a) The specific reason or reasons for the denial, with specific references to the Plan provisions on which the denial is based;
(b) A description of any additional material or information necessary for the Claimant to perfect his claim and an explanation of why such material or information is necessary; and
(c) An explanation of the Plan's claims review procedure, including the Claimant’s right to bring a civil action under ERISA section 502(a) following an adverse benefit determination on review.
The written notice denying or granting the Claimant's claim shall be provided to the Claimant within sixty (60) days after the Administrator's receipt of the claim, unless circumstances require an extension of time for processing the claim. If such an extension is required, written notice of the extension shall be furnished by the Administrator to the Claimant within the initial sixty (60) day period and in no event shall such an extension exceed a period of sixty (60) days from the end of the initial sixty (60) day period. Any claim not granted or denied within the period described above shall be deemed to have been denied.
Any Claimant whose claim is denied, or deemed to have been denied under the preceding sentence may, within sixty (60) days after the Claimant's receipt of notice of the denial, or after the date of the deemed denial, request a review of the denial by notice given in writing to the Administrator. Upon such a request for review, the claim shall be reviewed by the Administrator (or its designated representative) which may, but shall not be required to, grant the Claimant a hearing. In connection with the review, the Claimant may have representation, may examine pertinent documents, and may submit issues and comments in writing.

The decision on review normally shall be made within sixty (60) days of the Administrator's receipt of the request for review. If an extension of time is required, the Claimant shall be notified in writing by the Administrator, and the time limit for the decision on review shall be extended to one hundred twenty (120) days. The decision on review shall be in writing and shall state, in a manner calculated to be understood by the Claimant, the specific reasons for the decision and shall include references to the relevant Plan provisions on which the decision is based. The decision shall also include a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the Claimant’s claim for benefits; and a statement describing any voluntary appeal procedures offered by the Plan and the Claimant’s right to obtain the information about such procedures, as well as a statement of the Claimant’s right to bring an action under ERISA section 502(a). The written decision on review shall be given to the Claimant within the sixty (60) day (or, if applicable, the one hundred twenty (120) day) time limit described above. If the decision on review is not communicated to the Claimant within the sixty (60) day (or, if applicable, the one hundred twenty (120) day) period described above, the claim shall be deemed to have been denied upon review. All decisions on review shall be final and binding with respect to all concerned parties.
ARTICLE VI. - MISCELLANEOUS
Section 6.01: Treatment of Employers. Notwithstanding any other provision herein to the contrary, each Employer shall be deemed an Employer only with respect to its own Employees. Any and all rights of a Participant (and his Beneficiary) shall be limited to, and binding upon, the Employer(s) by whom the Employee is or was employed or on whose board the Employee serves or served, and only the general assets of such Employer(s) may be used to fund the Account of the Participant under the Trust. No Participant (or Beneficiary) shall have any rights hereunder with respect to any other Employer.
Section 6.02: Amendment. Fulton Financial Corporation shall have the right to amend the Plan at such time or times and in such manner as it deems advisable and, by adopting this Plan, each Employer is deemed to consent to, and be bound by, any such amendment without further act or deed. Notwithstanding the foregoing, no amendment shall affect the amount of the Participant's accrued but unpaid benefit (including the amount of the deemed earnings that have accrued thereon), or the right of the Participant to receive his accrued but unpaid benefit, at the time the amendment becomes effective.
(a)    Any such amendment shall be adopted by resolution of the board of directors of Fulton Financial Corporation and shall be executed by an officer authorized to act on behalf of Fulton Financial Corporation. A copy of the amendment shall be delivered to the Administrator and each Employer.
(b)    In addition, the Retirement Plans Administrative Committee (the “Committee”) also shall have the right to amend the Plan at any time and from time to time with respect to any one or more of the following:
(1)    Amendments required by relevant law, regulation or ruling;
(2)    Amendments that can reasonably be characterized as technical or ministerial in nature; and
(3)    Other amendments helpful to the administration and operation of the Plan as determined by the Committee in its sole discretion provided that such amendments are not expected to have a material financial impact on the liability of the Employers under the Plan.

Notwithstanding the foregoing, the Committee shall not have the power to make an amendment to the Plan that could reasonably be expected to result in the termination of the Plan, a change in the powers, duties or responsibilities of the Administrator, or any increase in the duties or responsibilities of any Employer, unless such amendment is approved or ratified by the board of directors of Fulton Financial Corporation.
Section 6.03: Termination. The Employer shall have the right to terminate the Plan at any time. No termination, however, shall affect the amount of the Participant's accrued but unpaid benefit determined as of the termination of the Plan, or the right of the Participant to receive such accrued but unpaid benefit. In general, the termination of the Plan shall not result in the acceleration of the otherwise applicable time of payment of a Participant’s benefit under the Plan, with the following exceptions:
(a) If the Plan is terminated due to a dissolution of or a change in control (meeting the minimum requirements for a change in control as defined in the Treasury regulations promulgated under Code section 409A) of the Employer, within twelve months of the date of the dissolution or the termination upon the change in control, an accelerated distribution of Participant benefits is permitted, provided all of the conditions under Treasury Regulations section 1.409A-3(j)(4)(ix)(A) or (B), as applicable, are satisfied.
(b) If (1) the Employer decides to terminate the Plan in connection with a decision to cease sponsoring account balance nonqualified deferred compensation plans entirely, (2) all such plans are concurrently terminated, and (3) no new account balance nonqualified deferred compensation plans are established by the Employer for a period of at least three (3) years, then an accelerated distribution of Participant benefits is permitted on account of the termination of the Plan provided the entire distribution is made in the period that begins 12 months after the termination date and ends 24 months after the termination date and all of the conditions under Treasury Regulations section 1.409A-3(j)(4)(ix)(C) are satisfied.
Section 6.04: No Assignment. No Participant shall have the power to pledge, transfer, assign, anticipate, mortgage or otherwise encumber or dispose of in advance any interest in amounts payable hereunder or any of the payments provided for herein, nor shall any interest in amounts payable hereunder or in any payments be subject to seizure for payment of any debts, judgments, alimony or separate maintenance, or be reached or transferred by operation of law in the event of bankruptcy, insolvency or otherwise.
Section 6.05: No Guarantee of Employment/Participant's Rights Unsecured»
. Nothing contained in the Plan shall be construed as a contract of employment or deemed to give any Participant the right to be retained in the employ or service of the Employer, or to grant any equity or other interest in the assets, business or affairs of the Employer. No Participant (or Beneficiary) shall have a security interest in assets of the Employer for the payment of benefits, and the right of the Participant (or Beneficiary) to receive benefits hereunder shall be an unsecured claim against the general assets of the Employer. A Participant or Beneficiary shall have a claim against the assets held under the Trust; provided, however, that such assets shall remain subject to the claims of the Employer’s creditors, and the Participant or Beneficiary shall have only the rights of an unsecured creditor of the Employer in the event of an Employer’s insolvency.
Section 6.06: Governing Law. Except to the extent preempted by federal law, this Plan shall be construed and enforced under the laws of the Commonwealth of Pennsylvania. This Plan is intended to comply with the requirements of Code section 409A, the regulations thereunder and other official guidance relating thereto, and the terms and provisions of this Plan are to be construed consistent with these authorities, such that no benefit hereunder shall be included in a Participant’s gross income pursuant to such section.
IN WITNESS WHEREOF, the Employer has caused this Amended and Restated Plan to be signed by its duly authorized officers as of the day, month and year first above written.

ATTEST: /s/ Elli Miller Elli Miller Vice President and Benefits Manager	FULTON FINANCIAL CORPORATION By: /s/ Bernadette M. Taylor Bernadette M. Taylor Senior Executive Vice President and Chief Human Resources Officer

APPENDIX A - RULES PERTAINING TO SERP ACCOUNTS
Fulton Financial Corporation (referred to in this Appendix A as “Fulton”) has entered into Supplemental Executive Retirement Plan agreements with a number of individuals (each an “Executive”) providing such Executives with benefits that cannot be provided under the Fulton 401(k) Plan due to the Code section 401(a)(17) limit on compensation (each a “SERP Agreement”).

Effective as of December 1, 2015, the benefits earned under all SERP Agreements were transferred into the Plan, and the rules of Articles V and VI of the Plan shall apply to these benefits, as well as those provisions of the Plan expressly provided below. Capitalized terms not defined in this Appendix A shall have the meanings provided under the Plan.

Section 1. SERP Account. As used in this Appendix A, the term “SERP Account” means an account maintained for an Executive to which there shall be credited an amount equal to the account balance of the Executive’s Deferred Compensation Account under his SERP Agreement on December 1, 2015. With respect to SERP Accounts corresponding to SERP Agreements in existence prior to January 1, 2005, each such SERP Account shall consist of two separate subaccounts, the SERP Subaccount A and the SERP Subaccount B. The portion of the SERP Account that was both earned and vested prior to January 1, 2005, and all subsequent interest and earnings attributable thereto, shall be held in the Executive’s SERP Subaccount A, and the balance of the SERP Account shall be held in the Executive’s SERP Subaccount B. The SERP Account shall be invested in accordance with Section 3.02 of the Plan and held in the Trust in accordance with Section 3.03 of the Plan.
Section 2. Payment of the SERP Account. Upon the Separation from Service of the Executive, Fulton will pay to the Executive, in the form hereinafter provided, the vested portion of his SERP Account, and the non-vested portion shall be forfeited. The vested percentage of the Executive’s SERP Account shall at all times be the same as the vested percentage of the Executive’s sub-account under the Fulton 401(k) Plan that holds non-matching employer contributions.

(i) With respect to SERP Accounts in existence prior to January 1, 2005:

(A) The SERP Subaccount A may, at Fulton’s option, be paid in a lump sum or in annual or more frequent installments over a period not to exceed five (5) years.

(B) The SERP Subaccount B shall be paid in a lump sum on the first day of the seventh month following the date of the Executive’s Separation from Service, in compliance with the Fulton Financial Corporation Key Employee Amendment to the 409A Plans. However, the Executive may make an election, subject to the conditions set forth in Section 4.02(b) of the Plan, to receive annual installment payments over a period not to exceed five (5) years. Subject to the conditions set forth in Section 4.02(b) of the Plan, the Executive could change the form of payment back to a lump sum.

(ii) With respect to SERP Accounts not described in subsection 2(i) above:

(A) The SERP Account shall be paid, pursuant to the Executive’s election, in a lump sum or in annual installments over a period not to exceed five (5) years. The Executive’s election shall have been made in writing upon execution of the applicable SERP Agreement. In the absence of an election by the Executive at the time of execution of the applicable SERP Agreement, payment of the SERP Account shall be in a lump sum.

(B) Any change by the Executive to the otherwise applicable form of payment shall be subject to the conditions set forth in Section 4.02(b) of the Plan.

(C) The SERP Account shall be paid on the first day of the seventh month following the date of the Executive’s Separation from Service, in compliance with the Fulton Financial Corporation Key Employee Amendment to the 409A Plans.

(iii) Any unpaid balance of a series of installment payments shall continue to be invested pending payment in the investment alternatives available under the Trust and selected by the Executive.

(iv) In the event of the Executive’s death prior to the receipt of the entire SERP Account (whether or not the payments of the SERP Account have commenced), the balance shall be paid in a lump sum to the same recipient or recipients as designated under the Fulton 401(k) Plan to receive any death benefit hereunder.